                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only
(as Permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           DELTIC TIMBER CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           DELTIC TIMBER CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               [LOGO OF DELTIC]


                           DELTIC TIMBER CORPORATION

                           NOTICE OF ANNUAL MEETING

                               _________________

To the Stockholders of
Deltic Timber Corporation:

     The Annual Meeting of Stockholders of Deltic Timber Corporation ("Deltic" or "the Company") will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Thursday, April 27, 2000 at 10:00 a.m., Central Daylight Time, for the following purposes:

          Item 1: To elect three Class I directors to hold office for a three-year term;

          Item 2: To express approval or disapproval of the action of the Board of Directors in appointing KPMG LLP as the Company's independent auditors for 2000.

          To transact such other business as may properly come before the meeting and any adjournment thereof.

     Holders of record of Deltic common stock at the close of business on March 10, 2000 will be entitled to vote with respect to this solicitation. Stockholders are reminded that your shares of Deltic common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting.

                                        By Order of the Board of Directors,



                                        W. Bayless Rowe
                                        Secretary

El Dorado, Arkansas
March 20, 2000

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           DELTIC TIMBER CORPORATION

                                 P.O. Box 7200
                        El Dorado, Arkansas 71731-7200

                              ____________________

                                PROXY STATEMENT

                             _____________________

                                    GENERAL

     This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Deltic Timber Corporation ("Deltic" or "the Company") for the Annual Meeting of Stockholders to be held on April 27, 2000, in El Dorado, Arkansas. Only stockholders of record at the close of business on March 10, 2000 (the "Record Date") are entitled to notice of, and to vote at, the meeting. There were 12,313,135 shares of Deltic common stock outstanding and entitled to vote on March 10, 2000. This amount does not include 500,744 shares of treasury stock. Each share of outstanding Deltic common stock is entitled to one vote on each matter properly brought before the meeting.

     Commencing approximately on March 23, 2000, the Company is mailing its annual report for the year ended December 31, 1999, together with this proxy statement and the enclosed proxy card to holders of Deltic common stock on the Record Date. A copy of the Company's Form 10-K for 1999 as filed with the Securities and Exchange Commission ("SEC") may be obtained by writing the Controller of the Company at the address provided above.


                               VOTING OF PROXIES

     Your vote is important. Shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to sign, date and return the accompanying proxy card.

     When the enclosed proxy card is properly signed, dated, and returned, stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by marking the appropriate spaces on the proxy card. If your proxy card is signed and returned without specific voting instructions, your shares of Deltic common stock will be voted as recommended by the Board of Directors: "FOR" the election of the three nominees for director named in the proxy card, and "FOR" the ratification of the selection of KPMG LLP as the Company's independent auditors for 2000. Abstentions marked on the proxy card are voted "against" the proposals but are counted in determination of a quorum.

     You may revoke your proxy at any time before it is voted at the meeting by
(a) executing a later-dated proxy, (b) voting by ballot at the meeting, or (c) filing a notice of revocation with the inspectors of election in care of the Secretary of the Company at the above address.

                                      (1)

                  VOTING SHARES HELD IN EMPLOYEE THRIFT PLAN

     If you are a participant in the Deltic Stock Fund of the Deltic Timber Corporation Thrift Plan or Fund C-1 of the Murphy Oil Corporation Thrift Plan, the trustees of such plans will vote the number of shares allocated to your account pursuant to the instructions you provide. Please sign and return the instruction card to your trustee promptly.


                                VOTES REQUIRED

     The presence, in person or by proxy, of the holders of at least a majority of the shares of Deltic common stock outstanding on the Record Date is necessary to have a quorum for the annual meeting. Abstentions and broker "no-votes" are counted as present for purposes of determining a quorum. A broker "no-vote" occurs when a nominee holding shares of Deltic common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     The affirmative vote of a majority of the shares present in person or by proxy at the meeting is required for the passage of the Board of Directors' proposals (Items 1 and 2). Any shares voted with an abstention have the same effect as a vote against the abstained proposal(s). Broker "no-votes" have no effect on the outcome of the vote.


                            SOLICITATION OF PROXIES

     Solicitation of proxies may be made by directors, officers or employees of the Company through the mail, in person and by telecommunications. The cost of soliciting proxies will be borne by the Company. In accordance with the regulations of the SEC and the New York Stock Exchange ("NYSE"), the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of Deltic common stock.


             PROCEDURES FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     Under the Company's Amended and Restated Bylaws ("Bylaws"), nominations for director may be made only by the Board of Directors (or a committee of the Board), or by a stockholder entitled to vote who has delivered notice to the Company not less than ninety (90) days before the anniversary of the preceding year's annual meeting.

     The Bylaws also provide that except for stockholder proposals submitted in a timely manner for annual stockholders' meetings, no business may be brought before any stockholders' meeting unless specified in the notice of meeting or at the direction of the Board of Directors. The Bylaws further set forth procedures and requirements, including notice to the Company, for stockholders to submit business for proper consideration at annual meetings. Any stockholder who is a stockholder of record at the time of his notice, maintains his stock ownership so that he is entitled to vote at the annual stockholders' meeting, and adheres to the Bylaws' procedures and requirements, shall be

                                      (2)
entitled to present business for consideration at such meeting. In order to present business for consideration at an annual stockholders' meeting, a stockholder must submit a notice which sets forth a description of the nature of the business to be considered, the stockholder's name and address as it appears in the records of the Company, the class and number of shares beneficially owned and any material interest of the stockholder in the business sought to be included. In order to be timely, the notice must be received by the Company's Secretary at the principal executive office of the Company at least ninety days prior to the anniversary of the preceding annual meeting. These requirements are separate and apart from, and in addition to the SEC's requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company's proxy statement under SEC rules.

     A copy of the full text of the Company's Amended and Restated Bylaws may be obtained upon written request to the Secretary at the address provided above.


                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholder proposals intended to be presented at Deltic's 2001 Annual Meeting of Stockholders must be received by Deltic's Secretary no later than January 28, 2001. Such proposals must meet the requirements set forth in the Company's Bylaws as well as in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's 2001 proxy materials.


                         ELECTION OF CLASS I DIRECTORS
                            (ITEM 1 ON PROXY CARD)

     The Board of Directors currently consists of three classes of directors, equal in number. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class I were elected at the 1997 annual meeting to serve for a term expiring at the Company's annual meeting in the year 2000 and will stand for reelection at this year's meeting. The directors in Class II were elected at the 1998 annual meeting to serve for a term expiring at the Company's annual meeting in the year 2001. The directors in Class III were elected at the 1999 annual meeting to serve for a term expiring at the Company's annual meeting of stockholders in the year 2002.

     The Company was incorporated in Delaware on September 4, 1996 in anticipation of the spin off by Murphy Oil Corporation ("Murphy") of its farm, timber and real estate business, then conducted by Deltic Farm & Timber Co. Inc., an Arkansas corporation ("Deltic Farm & Timber"). Effective December 17, 1996, Deltic Farm & Timber was merged with and into the Company. From the date of its incorporation until December 17, 1996, the Board of Directors of the Company consisted of three employees of Murphy, Messrs. Walter K. Compton, Clefton D. Vaughan and W. Bayless Rowe. (The latter two individuals became employees of Deltic effective January 1, 1997.) Effective on December 17, 1996, Murphy, acting as Deltic's sole stockholder, elected nine new directors, including Chairman Robert C. Nolan, to Deltic's board.

     Deltic's Board of Directors has proposed the following nominees for election as directors at the 2000 annual meeting:

                                      (3)

                        NOMINEES FOR CLASS I DIRECTORS

          With Terms Expiring at the Annual Meeting in the Year 2003:

                           Robert C. Nolan
                           Ron L. Pearce
                           Alex R. Lieblong

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS FOR A TERM OF THREE YEARS.

Proxies solicited by the Board of Directors will be voted "FOR" the election of the nominees, unless otherwise instructed on the proxy card.

     Information is provided below with respect to each nominee for election and for each director whose term expires in subsequent years. Should one or more of these nominees be unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend unless the Board reduces the number of directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve if elected.

                      NOMINEES FOR ELECTION AS DIRECTORS

                Class I -- Nominees for Terms Expiring in 2003

     Robert C. Nolan, 58, has been the Company's nonemployee Chairman of the Board since December 17, 1996. For the past 28 years, Mr. Nolan has been Managing Partner of Munoco Company, an Arkansas partnership engaged in the exploration for and production of oil and gas. In addition, Mr. Nolan has over 27 years experience in timberland management. Mr. Nolan is a director of First United Bancshares, Inc. and First National Bank of El Dorado. Mr. Nolan is Chairman of the Board's Executive and Nominating Committee, and by virtue of his office serves as an "ex officio" member of all other Committees of the Board, except the Audit Committee.

     Ron L. Pearce, 58, has been President and Chief Executive Officer and a Director of the Company since December 17, 1996. From June 1993, Mr. Pearce was President of Deltic Farm & Timber, which was merged with and into the Company on December 17, 1996. Mr. Pearce is a member of the Board's Executive and Nominating Committee.

     Alex R. Lieblong, 49, has been a Director since December 17, 1996. In June 1997 Mr. Lieblong formed his own full service securities firm, Lieblong & Associates, Inc., where he is President and owner. Prior to formation of Lieblong & Associates, Inc., Mr. Lieblong was Branch Manager, Corporate Vice President of PaineWebber, Inc. Mr. Lieblong serves as a member of the Board's Executive and Nominating Committee and Executive Compensation Committee.

                                      (4)

                    DIRECTORS WHOSE TERM OF OFFICE CONTINUE

                       Class II -- Terms Expire in 2001

     William L. Rosoff, 53, has been a Director since December 17, 1996. Effective February 1, 2000, Mr. Rosoff rejoined the Davis Polk & Wardwell law firm as a partner following a two-year stint as Senior Vice President and General Counsel of RJR Nabisco Holdings Corp ("RJR Nabisco"). Prior to his position at RJR Nabisco, Mr. Rosoff had been a partner of the Davis Polk & Wardwell law firm for several years. Davis Polk & Wardwell has represented the Company in various corporate matters, and the Company expects to retain the services of Davis Polk & Wardwell in the future. Mr. Rosoff serves as a member of the Board's Audit Committee and Executive Compensation Committee.

     John C. Shealy, 71, has been a Director since December 17, 1996. Mr. Shealy was Vice President and General Manager, Southern Region of Willamette Industries, Inc. from 1981 until his retirement in 1994. Mr. Shealy is also Chairman of American Bank of Ruston, Louisiana. Mr. Shealy serves as Chairman of the Board's Audit Committee.

     R. Hunter Pierson, Jr., 48, has been a Director since December 16, 1999 when he was elected to fill the vacancy on the Board created by the death of Eric M. Heiner. Following 10 years as a commercial lending officer at a large bank, Mr. Pierson has been engaged since 1981 in private investments, including real estate development. He also serves as manager of Deming Timberlands LLC. Mr. Pierson serves as a member of the Board's Audit Committee and Executive Compensation Committee.


                       Class III -- Terms Expire in 2002

     O.H. Darling, Jr., 71, has been a Director since December 17, 1996. Mr. Darling was Division Manager, Crossett Division, Georgia Pacific Corporation from 1978 until his retirement in 1994. Mr. Darling serves as a member of the Board's Audit Committee.

     Rev. Christoph Keller, III, 45, has been a Director since December 17, 1996. Rev. Keller has been an Episcopal priest since 1982, and is currently pursuing advanced study in theology. Rev. Keller is also a member of the Board of Directors of Inglewood Land and Development Company of Alexandria, Louisiana and one of the managers of Keller Enterprises, L.L.C. Rev. Keller serves as a member of the Board's Audit Committee and Executive Compensation Committee.

     R. Madison Murphy, 42, has been a Director since December 17, 1996. Since October 1994, Mr. Murphy has been Chairman of the Board of Murphy. Prior to such time, Mr. Murphy served as Executive Vice President and Chief Financial and Administrative Officer of Murphy. Mr. Murphy is also a director of First United Bancshares, Inc. Mr. Murphy serves as Chairman of the Board's Executive Compensation Committee and as a member of its Executive and Nominating Committee.

                                      (5)

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Keller, Murphy and Nolan are first cousins and Mr. Pierson is the spouse of a first cousin of Messrs. Keller, Murphy and Nolan. These four nominees, their spouses, and members of their immediate families directly or indirectly own in the aggregate approximately 26% of the outstanding stock of the Company and may be considered the controlling persons of the Company. See also "Certain Stock Ownership" on Pages 7 and 8 of this Proxy Statement.

     The Company owns undivided interests in numerous tracts of timberland and several tracts of farmland that it operates and manages on behalf of itself and co-owners. In addition, the Company manages under contract timberland and farmland in which it does not own an interest for third parties. Messrs. Nolan, Murphy, Keller and Pierson and members of their respective families (the "families") own certain undivided interests in timberland and farmland managed by the Company. In addition, the families are parties to management contracts with the Company for timberland and farmland which they or entities for which they are officers, directors, stockholders, trustees and/or partners own. The Company's standard terms and conditions are utilized in all arrangements with the families, as well as with other third parties. For timberland, these terms and conditions include an annual per acre fee, cost plus 15% for special silvicultural projects and a 5% commission from the proceeds of timber sales. For farmland, the principal term and condition is a fee of 25% of operating income realized from crop sales. The families own farmland, commonly referred to as the Buckmeadow Plantation, which is managed and operated for the families' account by the Company. During 1999, Buckmeadow Plantation paid to the Company $20,814.14 for management fees and overhead reimbursement. Also during 1999, Munoco Company, an Arkansas partnership, for whom Mr. Nolan is managing general partner, received a distribution of proceeds totaling $121,875.00 from a farming venture operated and owned 64.79167% by the Company. The families own approximately 96% of the outstanding shares of Loutre Land and Timber Company, an Arkansas corporation. Loutre Land and Timber Company owns approximately 32,000 acres of timberland, a majority of which is managed by the Company. In 1999, Loutre Land and Timber Company paid to Deltic $137,904.71 for management fees, special silvicultural services and timber sales commissions.


                            THE BOARD OF DIRECTORS

     The responsibility and authority for managing the business of the Company rests with its Board of Directors, who are elected by its stockholders. The Board of Directors sets strategic policy, approves business plans and delegates authority to execute its policies and plans to the President and Chief Executive Officer. During 1999, Deltic's Board of Directors held six meetings. Also during the year, the Board's Audit Committee, Executive Compensation Committee and Executive and Nominating Committee held two, two and twelve meetings, respectively. All of the Company's Directors attended at least 75% percent of their Board and Committee meetings, except Mr. Rosoff.


                                  COMMITTEES

     Deltic's Board of Directors has established three principal committees: the Audit Committee, the Executive Compensation Committee, and the Executive and Nominating Committee. These committees are briefly described as follows:

                                      (6)

     The Audit Committee meets regularly with the Company's independent auditors and internal auditors to review the adequacy of the Company's internal controls as well as the scope and reports of audits performed by them. In addition, the committee is the principal agent of the Board of Directors in assuring the adequacy of the Company's financial and accounting reporting control processes. The Audit Committee is also responsible for recommending to the Board of Directors the appointment of the Company's independent auditors. The committee consists of five independent directors and met twice during 1999 and is expected to meet as necessary in 2000.

     The Executive Compensation Committee reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of Deltic's total compensation practices. The committee also reviews the performance levels of Deltic's executive officers and determines base salaries and incentive awards for such executive officers and also the compensation of Deltic's nonemployee Chairman. During 1999, the committee consisted of five independent, "nonemployee" directors and met twice. The committee will meet as necessary in 2000.

     The Executive and Nominating Committee acts as surrogate for the Board by maintaining surveillance over operations and exercising the general powers of the Board when the Board is not in session. The Committee does not have the power, among other things to: declare dividends, issue stock, amend the Bylaws, or approve any merger or share exchange. This committee also constitutes the Board's Nominating Committee and in such capacity it proposes and considers suggestions as to candidates for membership on the Board, including a slate of directors for submission to the stockholders at the annual meeting. The Committee met twelve times in 1999 and is expected to meet each month in 2000.


                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid an annual retainer of $16,000, a $1,000 fee for each meeting attended of the Board and a $500 fee for each meeting attended of any committee thereof. Retainer and meeting fees are paid quarterly in arrears. Directors are also reimbursed their travel, meal and lodging expenses for attending meetings. In addition to the regular retainer and meeting fees, the Company's nonemployee Chairman, Mr. Nolan, was paid $60,000 during 1999.


                            CERTAIN STOCK OWNERSHIP

     The following table and related text sets forth information, by the categories listed, concerning beneficial ownership of Common Stock of the Company at March 1, 2000 with respect to each director (including those nominated for reelection), each of the named executives listed in the "Summary Compensation Table" on Page 13 of this Proxy Statement, directors and officers as a group, and each person or entity who has filed reports with the Company pursuant to applicable SEC rules disclosing ownership of as much as 5% of the Company's Common Stock.

                                      (7)

                                                                       Type of Ownership
                             -----------------------------------------------------------------------------------------------------
                                                                           Voting and
                                                                           investment
                              Personal,                                    power only,      Subject to
                              with full                         Spouse       and not          options                 Percent of
                              voting and     Personal, as      and other   included in      exercisable               outstanding
                              investing       beneficiary      household      other           within                 (if greater
          Name                  power         of trust(s)     Members (1)   columns (2)       60 days      Total       than.9%)
          ----               -----------     ------------     ----------   ------------     -----------  -----------  -----------
O. H. Darling..............        1,000              ---            ---            ---             ---        1,000          ---
Rev. Christoph Keller, III.       25,865           65,080          3,027        197,003 (3)         ---      290,975          2.4%
Alex Lieblong..............       40,000              ---            ---            ---             ---       40,000          ---
R. Madison Murphy..........       27,526          148,801         23,291        665,001 (4)         ---      864,619          7.0%
Robert C. Nolan............      100,214           45,370 (5)      1,500        208,337             ---      355,421          2.9%
Ron Pearce.................       24,700 (6)          344            ---            ---          48,809       73,853          ---
R. Hunter Pierson, Jr......        5,662              ---        139,665            ---             ---      145,327          1.2%
William Rosoff.............          750              ---            ---            ---             ---          750          ---
John Shealy................        1,500              ---            ---            ---             ---        1,500          ---
Clefton D. Vaughan.........       10,143 (6)        8,422            ---            ---          32,422       50,987          ---
W. Bayless Rowe............        6,646 (6)        2,055            300            ---          23,433       32,434          ---
Jack R. McCray.............        3,250 (6)        1,551            ---            ---           9,000       13,801          ---
Richard H. Humphreys.......        2,736 (6))       4,414            ---            ---          11,375       18,525          ---

All directors together with
five named executives and
another officer
as a group                       251,853 (7)      277,403        167,783      1,070,341         127,664    1,895,044        15.39%

_________________________

     /1/ Includes shares directly owned and shares owned as beneficiary of trust(s).

     /2/ Includes shares held as a trustee for others and shares owned by a corporation or other organization of which the named person is an officer or director as well as sole or shared investment power. Shares reported by First United Bancshares, Inc., as described in numbered paragraph (3) below, are not included in Messrs. Nolan's or Murphy's totals.

     /3/ One of the trusts for which Reverend Keller shares investment power owns an additional 38,375 shares of stock which were omitted from this column since such shares were included in the column disclosing "Personal, as beneficiary of trust(s)".

     /4/ Included in this total are 176,872 shares for which Mr. Murphy serves as Trustee for trusts whose beneficiaries are his siblings and their children and 57,211 shares held by a charitable foundation which Mr. Murphy heads. Beneficial ownership of such shares is expressly disclaimed. Also, included in this total are 430,928 shares held by a partnership whose general partner is a limited liability company for which Mr. Murphy is one of its members. Charles H. Murphy, Jr., whose holdings are described below, is also a member of the limited liability company, and accordingly, to this extent listing of the shares is duplicated.

     /5/ Mr. Nolan is a potential beneficiary by virtue of membership in a class of beneficiaries, with the Trustee having sole authority to select class members to receive distribution of trust assets.

                                      (8)

     /6/ Included are shares of "restricted stock" awarded on February 18, 1998 and February 16, 2000 pursuant to the Company's 1996 Stock Incentive Plan. Such shares are subject to vesting requirements, but the recipients are entitled to vote such shares upon their issuance. The amount of restrictive stock for each individual is: Pearce 10,000 shares; Vaughan 6,300 shares; Rowe 6,300 shares; McCray 2,500 shares; and Humphreys 2,500 shares.

     /7/  This total includes 28,100 shares of restricted stock as discussed in note 6 above.

     Persons or entities who have filed reports with the Company through February 14, 2000 pursuant to applicable SEC rules disclosing ownership of as much as 5% of the Company's common stock are as follows:

     (1) On November 11, 1998, C.H. Murphy, Jr., Suite 400, Union Bldg., El Dorado, Arkansas, filed a Schedule 13(G) report which disclosed that as of such date Mr. Murphy has sole voting and dispositive power as to 141,505 shares of the Company's common stock; and Mr. Murphy has shared voting and dispositive power as to 899,708 shares of the Company's common stock. Combined, these categories of shares represent 8.4% of the outstanding common stock of the Company as of March 10, 2000. Mr. Murphy is the father of Director R. Madison Murphy and the uncle of: Director Robert C. Nolan, Director Christoph Keller, III, and Director R. Hunter Pierson's spouse.

     (2) On February 8, 2000, First United Bancshares, Inc. filed Amendment No. 3 to its Schedule 13(G) report which disclosed that as of December 31, 1999 its wholly owned subsidiaries, First United Trust Company, N.A., Main and Washington Streets, El Dorado, Arkansas and FirstBank, 3000 New Boston Road, Texarkana, Texas have sole or shared voting and dispositive power as to 666,357 shares of the Company's common stock. These holdings represent 5.4% of the outstanding common stock of the Company as of March 10, 2000.

     (3) On February 4, 2000, Southeastern Asset Management, Inc., 6410 Poplar Avenue, Memphis, Tennessee, filed Amendment No. 3 to its Schedule 13(G) report. Such report disclosed that as of December 31, 1999 Southeastern Asset Management, Inc. holds investment power as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, as to 1,908,300 shares of the Company's stock. These holdings represent 15.5% of the common stock of the Company as of March 10, 2000.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under the securities laws and regulations promulgated thereunder, the Company's directors and executive officers are required to report their beneficial ownership (as defined in such laws and regulations) of the Company's common stock and any changes in that ownership to the SEC and NYSE. Specific due dates for the reports have been established and the Company is required to report in this Proxy Statement any failure to file by said due dates. Based solely upon a review of Form 4s and amendments thereto during fiscal year 1999 and Form 5s and amendments thereto with respect to such year, each of the Company's directors and executive officers satisfied their filing requirements for fiscal 1999.

                                      (9)

                  REPORT OF EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee ("the Committee") reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of Deltic's total compensation practices. In addition, the Committee specifically reviews the performance levels of Deltic's officers and determines base salaries and incentive awards for such executive officers, and also the compensation of Deltic's nonemployee Chairman. During 1999 the Committee was comprised of five independent, nonemployee directors elected by the Board of Directors. In 1999, the Committee met on February 17, 1999 and March 12, 1999. This report is provided by the Committee to assist stockholders in understanding the philosophy and objectives of the Committee and its actions during 1999.

     A major objective of the Committee is to design compensation programs to attract and retain individuals of outstanding ability for the Company, and to provide incentives for such individuals to strive to enhance stockholder value. Philosophically, the Committee believes its objectives can be met when the compensation of the Company's executives is closely linked to the Company's business performance and attainment of strategic objectives as established by the Board. The Committee's compensation programs seek to: encourage stock ownership by executives in order to directly align their interests with those of all stockholders; maintain an appropriate balance between base salary and annual and long-term incentive opportunities; and recognize and reward exceptional individual contributions to the Company's success.

     The three main elements of Deltic's compensation program are base salary, annual bonus and long-term incentives. Base salary and bonus are keyed to recognition of individual performance and achievement of business objectives each year. The value of long-term incentives are directly linked to the performance of Deltic's common stock and, therefore, to total stockholder return. In evaluating the compensation programs, the Committee solicits the services of independent compensation consultants and information on industry pay practices gathered by Deltic's human resource department.

     Generally for base salaries, Deltic maintains an administrative framework of job levels into which positions are assigned based on internal comparability and external market data. Base salaries are reviewed annually and adjusted as appropriate to reward performance and maintain a competitive position. Annual bonuses are awarded if the Company meets or exceeds certain performance measures which are established each year by the Committee and/or an individual's contributions are recognized as exceptional by the Committee. Participation in the annual bonus program is based on job level and is intended to reward individuals who are capable of having a significant impact on the Company's performance. Communication of the applicable performance measure is promptly made to each participant after it has been determined by the Committee.

     The Company's 1996 Stock Incentive Plan ("1996 SIP") vests with the Committee the authority to award incentive and nonqualified stock options, stock appreciation rights and restricted stock. Such awards are intended under the 1996 SIP to foster and promote the long-term financial success of the Company and materially increase stockholder value by motivating superior performance and encouraging and providing for the acquisition of an ownership interest in the Company by those employees upon whose judgement, interest, and special effort the successful conduct of its operations is largely dependent. The 1996 SIP establishes an aggregate and annual number of shares which may be issued, sets a limit on the percentage of restricted stock which may

                                      (10)
be issued in total and to any individual, and provides for other terms and conditions applicable to the different types of awards.

                            1999 Committee Actions

     At its February meeting, the Committee acted in regard to each of the Company's three main elements of compensation. First, the Committee determined that a portion of the 1998 performance measure which had been established under the Company's Annual Incentive Compensation Plan had not been met. This aspect of the measure was earnings before net interest and taxes compared to the Company's budget. The remaining portion of the measure established by the Committee was its assessment of individual performance during the year. The Committee noted that significant progress had been made on several important strategic areas during the year, including growth to the Company's asset base through additional timberland acquisitions, placement of long-term debt on acceptable, if not favorable terms, and completion of the off balance sheet and largely nonrecourse financing of Del-Tin Fiber L.L.C., the Company's 50% joint venture to manufacture and market medium density fiberboard. The Committee also recognized that the shortfall from the earnings target was contributed to by conditions over which the Company's management and employees had no control, such as adverse weather in the Company's farming operations and depressed North American commodity prices for dimension lumber from the Company's lumber manufacturing operations. The Committee accordingly determined to award cash bonus awards to participants under the plan in reduced amounts ranging from 33% of the target award to, in one instance, 76% of the target award. Most of the awards made were at a 50% of target level, except where applicable business segment performance merited consideration of an increase or decrease. Even though the actual determination and the resulting payments were made in early 1999, the Committee recognized that the rewards were based on 1998 performance and instructed the Company's Secretary to include such amounts as may be applicable in the Summary Compensation Table of the Company's Proxy Statement for last year's Annual Stockholders' Meeting. The Committee next considered an appropriate performance measure to be applicable for 1999 under the Annual Incentive Compensation Plan. After discussion, the Committee determined to defer adoption of the measure in order to review alternatives. The Committee met again the next month and decided that the measure for earning a bonus under the Annual Incentive Compensation Plan for 1999 would be based 1/3 on improvement in the return on capital employed ("ROCE") by the Company, 1/3 on earnings before net interest and taxes measured against the Company's budget, and 1/3 on individual performance and contributions. Such measure was made applicable for all plan participants.

     At the February meeting, the Committee also addressed the following matters. Awards of stock options under the 1996 SIP were considered and made. Each stock option under this category was priced at the fair market value on the date of grant ($24.97 per share) and will become exercisable as to one-half of its shares one year from the date of grant and exercisable as to the remaining one-half, three years after the date of grant. Subject to various conditions, each option has a term of ten years from the date of grant and will expire after such time. To the extent allowed under applicable internal revenue code provisions, each of the stock options awarded in 1999 was designated as incentive stock options with any not qualifying for incentive stock option treatment designated as nonqualified stock options. A representative of a reputable compensation consulting firm prepared materials which were discussed by the Committee on directions and trends of stock incentive awards among publicly owned companies in the forest products industry and from the consultant's much larger data base of other companies. The Committee considered such information useful to its objective of attracting and retaining individuals of outstanding ability for the Company, but also recognized that the Company has unique characteristics including its size and the location,

                                      (11)
extent and nature of its operations. Based on these factors, as well as the terms of and objectives of the 1996 SIP, the Committee awarded stock options with terms as described.

     The Committee noted an initial award of restrictive stock, which under the Company's 1996 SIP is Common Stock, was made last year. The Committee's usual practice is to consider awards of restrictive stock not more frequently than on a biannual basis. As was the case in the Committee's meeting the prior year, the Committee again discussed the concept of stock ownership guidelines for participants in the 1996 SIP and determined it would be more appropriate to consider establishment of minimum stock ownership levels after the 1996 SIP has been in operation for a longer period.

     The Committee also addressed 1999 base salary compensation for the Company's executive officer. The base salary of Ron L. Pearce, the Company's President and Chief Executive Officer, was increased 11.6% from $215,000 to $240,000. The Committee acted after reviewing the Company's financial performance in 1998 which included a difficult operating environment for two of the Company's operating segments, the respective operating performance of each of the Company's business segments, and progress toward achievement of strategic objectives established by the Company's Board of Directors. Among the objectives noted by the Committee were a successful timberland acquisition program which added over 31,000 acres during 1998, and the financing projects for long-term debt and Del-Tin Fiber L.L.C. mentioned above. The Committee believed that Mr. Pearce's duties as the chief executive of a publicly owned company had been performed well during 1998.

                            Respectfully submitted,
                       Executive Compensation Committee

R. Madison Murphy, Chairman   Alex R. Lieblong   Reverend Christoph Keller, III
              Eric M. Heiner /(1)/             William L. Rosoff


/(1)/ Mr. Heiner voted in favor of each of the actions described. This report was prepared subsequent to his death in October, 1999.



                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     There were no committee interlocks. Messrs. Murphy, Pierson, Keller and Nolan are related by blood and/or marriage as described in the "Certain Relationships and Related Transactions" section supra. Such section also describes applicable related transactions.


                            EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation for the Company's President and Chief Executive Officer and the four other most highly compensated executives of the Company at the end of 1999:

                                      (12)

                           Summary Compensation Table

                                                                  Long-Term
                                                              Compensation Awards         All
                                                             ---------------------
                                                            Restricted   Securities      Other
                                                              Stock      Underlying     Compen-
                                        Salary     Bonus      Awards      Options       sation
Name and Principal Position     Year    ($) (1)   ($) (2)     ($) (3)       (#)         ($)(5)
-----------------------------   ----   --------   -------     -------     -------       ------
Ron L. Pearce                   1999    240,000   180,000         ---     17,500         9,624
President and Chief             1998    215,000    53,750     112,120     12,000         5,375
Executive Officer               1997    180,000    83,500         ---     34,140 (4)     6,624

Clefton D. Vaughan              1999    180,000    94,500         ---     11,000         9,624
Vice President, Finance         1998    162,000    27,000      70,075      8,000         3,773
and Administration and          1997    140,000    53,507         ---     29,171 (4)     4,080
Treasurer

W. Bayless Rowe                 1999    170,000    89,250         ---     10,000         8,695
General Counsel and             1998    155,000    23,000      70,075      7,000         6,668
Secretary                       1997    140,000    44,589         ---     15,500 (4)     7,537

Jack R. McCray                  1999    124,400    33,900         ---      4,500         6,643
General Manager, Real           1998    118,086    18,000      28,030      3,500         4,094
Estate & Vice President,        1997    113,418    24,082         ---      5,000 (4)     4,865
Chenal Properties, Inc.


Richard H. Humphreys,           1999    106,700    31,550         ---      4,500         5,895
General Manager, Mills          1998    102,031    10,000      28,030      3,500         4,662
                                1997     94,380    21,108         ---      7,375 (4)     5,294

     /1/ Includes amounts of cash compensation earned and received by executives as well as amounts earned but deferred at their election.

     /2/ Bonuses were awarded and paid by Deltic after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, Deltic reports bonuses as a component of compensation for the prior year.

     /3/ The value of restricted stock awarded in 1998 is determined by multiplying the number of shares times the fair market value on date of grant ($28.03 per share). Being the initial restricted stock award, there are no prior awards to aggregate. Dividends on Common Stock will also be paid on restrictive stock.

     /4/ The stock options awarded by the Committee in 1997 included options which were intended by the Committee to replace Murphy stock options and restricted stock which were forfeited by the named executives as a result of the spin off. The number of options in this

                                      (13)
unique category included in the totals listed in the table above for each of the named executives is: Mr. Pearce - 20,390; Mr. Vaughan - 19,671; Mr. Rowe -6,500; Mr. McCray - 2,000; and Mr. Humphreys - 4,375.

     /5/ The total amounts shown in this column for 1999 consist of the following: Mr. Pearce: $9,000 -- Company contributions to defined contribution and excess thrift plan; $624--Benefit attributable to company paid term life insurance policy. Mr. Vaughan: $9,000 -- Company contributions to defined contribution and excess thrift plan; $624--Benefit attributable to company paid term life insurance policy. Mr. Rowe: $8,071--Deltic contributions to defined contribution and excess thrift plan; $624--Benefit attributable to company paid term life insurance policy. Mr. McCray: $6,019--Company contribution to defined contribution and excess thrift plan; $624--Benefit attributable to company paid term life insurance policy. Mr. Humphreys: $5271--Company contribution to defined contribution plan; $624--Benefit attributable to company paid term life insurance policy.


                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes options granted during fiscal 1999 to the named executives listed in the Summary Compensation Table, and the potential value of the shares subject to such options if the options were exercised at their expiration date.

                                                                                Potential realizable
                                                                                  value at assumed
                                                                                annual rates of stock
                                                                                price appreciation for
                                  Individual Grants (1)                               option term
-------------------------------------------------------------------------------------------------------
                              Number of      Percent of
                             Securities    Total Options
                             Underlying     Granted In    Exercise    Expiration
     Name                 Options Granted   Fiscal Year   Price ($)     Date         5%($)     10%($)
-------------------------------------------------------------------------------------------------------
Ron L. Pearce                  17,500         25.1%         24.97      02/17/09     274,811   696,426

Clefton D. Vaughan             11,000         15.8%         24.97      02/17/09     172,738   437,753

W. Bayless Rowe                10,000         14.3%         24.97      02/17/09     157,035   397,957

Jack R. McCray                  4,500          6.4%         24.97      02/17/09      70,666   179,081

Richard H. Humphreys            4,500          6.4%         24.97      02/17/09      70,666   179,081

All Stockholders (2)                                           520,298,610 (5%)     828,488,581 (10%)

     /1/ These options were granted by the Board of Directors' Executive Compensation Committee on February 17, 1999. The option price of $24.97 was derived from the average of the high and low stock price on the date of grant. One half of the option shares becomes exercisable one year from the date of their grant, and the other one half becomes exercisable

                                      (14)
three years from the date of their grant. If a "change in control" of the Company occurs, the options become exercisable in full. For this purpose, "change in control" means: Deltic is no longer an independent publicly owned corporation or sells or disposes of all or substantially all of its assets; one third or more of the Company's incumbent Directors were not Directors three years earlier, or elected or nominated with the approval of a majority of the Directors who were in office three years earlier; or, a person becomes the beneficial owner of 15% or more of Deltic's voting power through a tender offer. The actual value, if any, of the stock options depends on whether the stock price at exercise is greater than the option price, as well as the recipient's continued employment through the three-year vesting period.

     /2/ The potential realizable value for all Stockholders represents the aggregate value at the end of 10 years of all Common Stock outstanding as of February 17, 1999 (the date of awards of employee stock options) which then had a value of $319,418,213 assuming the same rates of appreciation used to calculate the potential realizable value of shares subject to stock options summarized in the table. Such information is shown for comparison purposes only and does not represent an estimate or prediction of future Common Stock price.


              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUE TABLE

     There were no stock option exercises during fiscal 1999. The following table summarizes the value at December 31, 1999 of all the shares subject to options granted to the named executives of the Company.

                                          Shares Underlying             Value of Unexercised
                                         Unexercised Options            In-the-Money Options
                                      Held at December 31, 1999      Held at December 31, 1999(1)
-------------------------------------------------------------------------------------------------
          Name                      Exercisable    Unexercisable    Exercisable     Unexercisable
-------------------------------------------------------------------------------------------------
     Ron L. Pearce                     28,655          34,904         $102,219          -0-

     Clefton D. Vaughan                16,336          25,585           16,581          -0-

     W. Bayless Rowe                   14,183          17,817           57,088          -0-

     Jack R. McCray                     5,250           7,750           18,950          -0-

     Richard Humphreys                  7,625           7,750           39,391          -0-

     1    Represents the closing price for Deltic common stock on December 31,
1999 of $21.875 less the exercise price for all outstanding exercisable and unexercisable in-the-money stock options.

                                      (15)

                               PERFORMANCE GRAPH

The following graph compares the cumulative total returns for Deltic's common stock, the Standard & Poor's Small Cap 600 Index and the Standard & Poor's Paper & Forest Products Index for the period January 2, 1997 (the first day of regular public trading of Deltic's common stock) through December 31, 1999. The Company believes because it does not own and operate paper manufacturing facilities and its market capitalization is significantly smaller than most firms included within the industry index, that it may in the future be able to determine a more appropriate industry peer group as more timber focused companies become publicly traded. The graph assumes an investment on January 2, 1997 of $100 in each of Deltic's common stock, the stocks comprising the Standard & Poor's Small Cap 600 Index and the stocks of the Standard & Poor's Paper & Forest Products Index, and that all paid dividends were reinvested.

                     Comparison of Cumulative Total Return

                                      1996        1997        1998        1999
                                      ----        ----        ----        ----
     Deltic Timber Corporation     $ 100.00    $ 127.67    $  96.09    $ 104.25
     S&P Small Cap 600               100.00      125.58      123.95      139.32
     S&P Paper & Forest Products     100.00      107.22      109.35      152.90

Assumes $100 was invested on December 31, 1996.
Total return assumes quarterly reinvestment of dividends.

                                   01/02/97    12/31/97    12/31/98    12/31/99
                                   --------    --------    --------    --------
  Deltic Timber Corporation        $ 100.00    $ 127.67    $  96.09    $ 104.25
  S&P Small Cap 600                  100.00      125.58      123.95      139.32
  S&P Paper & Forest Products        100.00      107.22      109.35      152.90

Assumes $100 was invested on December 31, 1996.
Total return assumes quarterly reinvestment of dividends.

                                      (16)

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid during a year to a public company's chief executive officer and its four other most highly compensated executive officers to $1 million per individual, unless specified conditions are met. Certain performance-based compensation is not subject to the deduction limitation. The Company did not have nondeductible compensation expense during 1999 and is not expected to have such in 2000. Nevertheless, the Executive Compensation Committee intends to review this matter from time to time and, if appropriate and consistent with the Company's compensation philosophy, may recommend in the future that actions be taken, if necessary, to maximize the amount of compensation expense that is deductible to the Company.


                               RETIREMENT PLANS

     Effective upon the spin off, the Company established its retirement plans for its employees. The following table shows the estimated annual pension benefit payable, at age 65, under Deltic Timber Corporation's Retirement Plan at December 31, 1999 for the salary and length of service indicated. The amounts shown are subject to reduction for social security benefits.


                              Pension Plan Table

                                                 Years of Service
                       ----------------------------------------------------------------------
Remuneration (1)          15        20           25           30           35           40
----------------       --------  --------     --------     --------     --------     --------
  $100,000             $ 24,000  $ 32,000     $ 40,000     $ 48,000     $ 56,000     $ 64,000
   150,000               36,000    48,000       60,000       72,000       84,000       96,000
   200,000               48,000    64,000       80,000       96,000      112,000      128,000
   250,000               60,000    80,000      100,000      120,000      140,000(2)   160,000(2)
   300,000               72,000    96,000      120,000      144,000(2)   168,000(2)   192,000(2)
   350,000               84,000   112,000      140,000(2)   168,000(2)   196,000(2)   224,000(2)
   400,000               96,000   128,000      160,000(2)   192,000(2)   224,000(2)   256,000(2)
   450,000              108,000   144,000(2)   180,000(2)   216,000(2)   252,000(2)   288,000(2)
   500,000              120,000   160,000(2)   200,000(2)   240,000(2)   280,000(2)   320,000(2)

     A portion of the benefits shown above would be paid under the Company's Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

     The credited years of service for Messrs. Pearce, Vaughan, Rowe, McCray, and Humphreys are eight years, three years, twenty-two years, ten years and twenty-eight years respectively.

                                      (17)

     /1/ During 1999, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $160,000.

     /2/ Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 1999, the maximum benefit allowable was $130,000, and for 2000 the maximum benefit allowable is $135,000.


                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
                            (ITEM 2 ON PROXY CARD)

     The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of its action in appointing KPMG LLP, Certified Public Accountants, as independent auditors of the Company for the year 2000. KPMG LLP has been serving as the Company's independent auditors for the past three years, and is familiar with the Company's accounts through its many years of service as Murphy's independent auditors. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders and such representatives will have an opportunity to make a statement if they desire to do so.

     In the event a majority of the stockholders voting should indicate they disapprove the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 2000 will be permitted to stand unless the Board finds other good reason for making a change.


                   OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the 2000 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment.


     The above Notice and Proxy Statement are sent by Order of the Board of Directors.



                                                  W. Bayless Rowe
                                                  Secretary

                                      (18)

                                                                           PROXY

[DELTIC LOGO APPEARS HERE]

                           DELTIC TIMBER CORPORATION

   PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 27, 2000

The stockholder(s) whose name(s) appears on the reverse side hereby appoints Robert C. Nolan and Ron L. Pearce, or each of them, as the stockholder's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Deltic Timber Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on April 27, 2000, at 10:00 a.m., local time, and any adjournments thereof, as fully as the stockholder could if personally present.

      IMPORTANT--This Proxy must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL
                                                                  ---
NOMINEES LISTED ON THE REVERSE SIDE, AND FOR ITEM 2.
                                         ---

                                                     (continued on reverse side)

                           DELTIC TIMBER CORPORATION
 PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    [X]

[                                                                              ]

The Board of Directors Recommends a Vote "FOR" Each of the Listed Items.

1.  Election of Directors--
    Nominees: 01-Alex R. Lieblong,
    02-Robert C. Nolan and 03-Ron L. Pearce.

                   WITHHOLD
     FOR             ALL         FOR ALL (Except Nominee(s) written below)
     [_]             [_]           [_]


--------------------------------------------------------------------------------

2.   Ratify the appointment of KPMG LLP as auditors.

     FOR           AGAINST        ABSTAIN
     [_]             [_]            [_]


                                        Dated:                            , 2000
                                              ---------------------------

                                              ----------------------------------

                                              ----------------------------------
                                              Signature of stockholder(s)
                                              Please sign exactly as your name
                                              or names appear hereon. For joint
                                              accounts, each owners should sign.
                                              When signing as executor,
                                              administrator, attorney, trustee
                                              or guardian, etc., please give
                                              full title. Please return
                                              promptly.


                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                    USING THE ENCLOSED POSTMARKED ENVELOPE.